Exhibit 99.21

This business combination is made for the securities of a foreign company.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.

Mediaset S.p.A. – Extraordinary Shareholders’ Meeting September 4th, 2019 in single call Proxy form and Voting instructions to Computershare S.p.A. Computershare S.p.A., through its employee or duly entrusted staff member, acting as Appointed Representative of Mediaset S.p.A. (the Company) pursuant to article 135-undecies of Italian Legislative Decree no. 58/98 (TUF), shall collect proxies for the Extraordinary Shareholders’ Meeting convened on September 4th, 2019 in single call, in accordance with the terms and conditions stated in the Notice of the Meeting published on the company’s website “www.mediaset.it” (Corporate/Governance/Shareholders’ Meeting Section). The proxy and voting instructions, to be conferred by September 2nd, 2019 may be revoked within the same date with the procedures used for the conferral. Conferral of proxy and voting instructions by signing and submitting this form is free of charge, except where transmission or postal charges apply. Art. 135-decies of Legislative Decree 58/98 (Conflicts of interest of representative and substitute) Computershare S.p.A., acting as Appointed Representative, is not subject to any conflicts of interest as defined under Article 135 -decies of Legislative Decree 58/98. However, in the event of unknown circumstances or in the event of amendment or integrati on to the motions presented to the meeting, Computershare does not intend to vote in a manner incompatible with the instructions received. PROXY FORM Fill in the requested information on the basis of the Instructions below. The Company will be notified by Computershare S.p.A. (1) * mandatory information DELEGATES the above Appointed Representative to attend and vote at the above mentioned meeting, with reference to the above shares, in accordance with the instructions provided and DECLARES that he/she is aware that the proxy to the Appointed Representative may contain voting instructions even on just a number of proposals on the agenda and that, in this event, the vote shall be exercised only for the proposals in relation to which voting instructions have been conferred. DATE Form of identification (6) (type)* Issued by * no. * SIGNATURE It is not possible to grant this proxy form without the voting instructions form to be (completed online and) downloaded from the company’s website “www.mediaset.it” (Corporate/Governance Shareholders’ Meeting Section). Voting instruction form can be requested by phone at no. +39 0246776811. 1 The undersigned *Place of birth * Date of birth *Tax code *Resident in (town/city) * At (street address) * Telephone no. *e-mail entitled to vote at the close of business ofAugust, 26th,2019 (record date) as (2):registered shareholder legal representative or agent with authority to sub-delegatePledgeeTaker-inBeneficial interest holder official receivermanagerother (specify) for no. *Mediaset S.p.A. ordinary shares (3) registered in the name ofPlace of birth * Date of birth *Tax code *Resident in (town/city) * At (street address) * Registered in the securities account (4) no.AtBank code (ABI)Branch code (CAB) as resulting from communication no. (5)Made by (Bank)

Mediaset S.p.A. – Extraordinary Shareholders' Meeting September 4th, 2019 in single call
Proxy form and Voting instructions to Computershare S.p.A.

VOTING INSTRUCTIONS

(For use of Appointed Representative only - tick relevant boxes and send to Computershare S.p.A. as per the instructions for filling in)

The undersigned ***(7)***

INSTRUCTS the Appointed Representative to vote at the above indicated shareholders' meeting as follow ***(8)***

RESOLUTIONS TO BE VOTED	***VOTING INSTRUCTIONS*** ***Section A:*** F *(for)*, C *(against)*, A *(abstain)* ***Section B/C:*** Confirm, Cancel, Modify *previous instructions*

EXTRAORDINARY SESSION

A. Cross-border merger of Mediaset S.p.A. and Mediaset España Comunicación S.A. into Mediaset Investment N.V.

1. Approval of the joint plan for the cross-border merger of Mediaset S.p.A. and Mediaset España Comunicación S.A., a company incorporated under Spanish law and directly controlled by Mediaset S.p.A., into Mediaset Investment N.V., a company incorporated under Dutch law and directly controlled by Mediaset S.p.A.; related and consequent resolutions.					
Section A – vote for resolution proposed by the Board of Directors ***(9)***			F	C	A
Sections B and C (11)	**Conf**	**Canc**	**Mod** *voting instrucions*		
B – vote for unknown circumstances	Conf	Canc	F	C	A
C1 – vote for amendment/integration proposed by the **Chairman of the meeting** ***(12)***	Conf	Canc	F	C	A
C2 – vote for amendment/integration proposed by holder of **majority/relevant interest** ***(12)***	Conf	Canc	F	C	A
C3 – vote for amendment/integration proposed by holder of **minority interest** ***(12)***	Conf	Canc	F	C	A

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Mediaset S.p.A. – Extraordinary Shareholders' Meeting September 4th, 2019 in single call
Proxy form and Voting instructions to Computershare S.p.A.

Instructions for filling in and submitting the form

1. *The **Proxy form** must be notified to the Company (together with the documentation providing proof of the signatory power as per the following point) via the Appointed Representative together with the **Voting Instructions reserved to him** within **September 2nd, 2019**, using one of the following alternative methods:*
   - *in original to Computershare S.p.A., Via Lorenzo Mascheroni,19 20145 Milano MI, eventually anticipating by fax no. 02 46776850*
   - *as an attachment in PDF format to an e-mail sent to ufficiomilano@pecserviziotitoli.it provided that the attachment is signed by an advanced, qualified or digital signature, pursuant the Italian "digital code law" or, failing that, through a secure (certified) e-mail box of the delegating party, even if he is a legal person.*
2. *Specify the capacity of the proxy signatory and, where applicable, attach documentary proof of his power.*
3. *To be completed only if the registered shareholder is different from the proxy signatory; mandatory indications on relevant personal details must be included.*
4. *Provide the securities account number, Bank Codes and Branch Codes of the Depository, or in any case its name, available in the securities account statement.*
5. *Reference to the communication made by the intermediary and its name.*
6. *Provide details of a valid form of identification of the proxy signatory.*
7. *Provide the name and surname of the signatory of the Proxy form and Voting instructions.*
8. *Pursuant to article 135-undecies, subsection 3, of Italian Legislative Decree no. 58/1998, "Shares for which full or partial proxy is conferred are calculated for the purpose of determining due constitution of the shareholders' meeting. With regard to proposals for which no voting instructions are given, the shares of the shareholder concerned are not considered in calculating the majority and the percentage of capital required for the resolutions to be carried".*
9. *The resolutions proposed to the shareholders' meeting, which are briefly referred to herein, are reported in the Reports published on the company website ""www.mediaset.it" (Corporate/Governance/Shareholders' Meeting Section).*

   Computershare S.p.A., as Appointed Representative, has not personal interest or on behalf of third party in the proposals mentioned, however, in the event of unknown circumstances or in the event of amendment or integration to the motion presented to the meeting, Computershare does not intend to vote in a manner incompatible with the instructions received in Sections A, B and C.

   *The vote is expressed by ticking the relevant box between the following: **F** (for), **C** (against) or **A** (abstention).*
10. *There is the Section A2 to receive instructions when an alternative, complementary or additional resolution to the motion proposed by the Board of Directors had been presented and published pursuant to art. 126-bis of the TUF, within the term and in the cases provided. The Appointed Representative shall vote on each motion in accordance with the instructions and the delegating party shall give instructions consistent with the type of proposals (alternative or complementary) published.*
11. *If any resolutions not provided in the proposals published as required by law, the Appointed Representative won't be able to vote without instructions. Therefore, should circumstances of importance which amend or integrate published resolutions occur, which were unknown at the time of issue of the proxy, which cannot be provided to delegating party and could modify the voting instructions, one of the following options may be chosen in sections B and C: **Conf** (confirm), **Canc** (cancel) or **Mod** (modify) the voting instruction already expressed. If no choice is made, the voting instructions in Section A are confirmed.*

   Particularly, if a motion that take the place of the published one is put to a vote or if an alternative resolution to the previously that did not obtain the majority of for-votes required for its approval is proposed, the delegating party shall give voting instructions in Section C which replace or integrate those of Section A.
12. *The various voting intentions expressed in relation to the proponents' identity may be identical to each other but such instructions are binding on the Appointed Representative who shall vote only if the proponent's identity is as indicated in the relevant voting instructions.*

    In the absence of a proposal presented by the board of directors, an integrative proposal presented to the meeting shall be approved. Therefore, the voting instructions are collected by the Appointed Representative in Section C as solely vote instruction on the proposals presented to the meeting by the proponents specified in that section.

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Mediaset S.p.A. – Extraordinary Shareholders’ Meeting September 4th, 2019 in single call Proxy form and Voting instructions to Computershare S.p.A. Italian Legislative Decree no. 58/98 (T.U.F) Article 135-decies (Conflict of interest of the representative and substitutes) 1. Conferring proxy upon a representative in conflict of interest is permitted provided that the representative informs the s hareholder in writing of the circumstances giving rise to such conflict of interest and provided specific voting instructions are provided for each resolution in which the representative is expected to vote on behalf of the shareholder. The representative shall have the onus of proof regarding disclosure to the shareholder of the circumstances giving rise to the conflict of interest. Article 1711, second subsection of the Italian Civil Code does not apply. 2. In any event, for the purposes of this article, conflict of interest exists where the representative or substitute: a) has sole or joint control of the company, or is controlled or is subject to joint control by that company; b) is associated with the company or exercises significant influence over that company or the latter exercises significant influence over the representative; c) is a member of the board of directors or control body of the company or of the persons indicated in paragraphs a) and b); d) is an employee or auditor of the company or of the persons indicated in paragraph a); e) is the spouse, close relative or is related by up to four times removed of the persons indicated in paragraphs a) to c); f) is bound to the company or to persons indicated in paragraphs a), b), c) and e) by independent or employee relations or other relations of a financial nature that compromise independence. 3. Replacement of the representative by a substitute in conflict of interest is permitted only if the substitute is indicated by the shareholder. In such cases, subsection 1 shall apply. Disclosure obligations and related onus of proof in any event remain with the representative. 4. This article shall also apply in cases of share transfer by proxy. Article 135-undecies (Appointed representative of a listed company) 1. Unless the Articles of Association decree otherwise, companies with listed shares designate a party to whom the shareholders may, for each shareholders' meeting and within the end of the second trading day prior to the date scheduled for the shareholders' meeting, including for callings subsequent to the first, a proxy with voting instructions on all or some of the proposals on the agenda. The proxy shall be valid only for proposals on which voting instructions are conferred. 2. Proxy is conferred by signing a proxy form, the content of which is governed by a Consob regulation. Conferring proxy shall be free of charge to the shareholder. The proxy and voting instructions may be cancelled within the time limit indicated in subsection 1. 3. Shares for which full or partial proxy is conferred are calculated for the purpose of determining due constitution of the shareholders' meeting. With regard to proposals for which no voting instructions are given, the shares are not considered in calculating the majority and the percentage of capital required for the resolutions to be carried. 4. The person appointed as representative shall any interest, personal or on behalf of third parties, that he or she may have with respect to the resolution proposals on the agenda. The representative must also maintain confidentiality of the content of voting instructions received until scrutiny commences, without prejudice to the option of disclosing such information to his or her employees or collaborators, who shall also be subject to confidentiality obligations. The party appointed as representative may not be assigned proxies except in compliance with this article. 5. By regulation pursuant to subsection 2, Consob may establish cases in which a representative failing to meet the indicated terms of Article 135-decies may express a vote other than that indicated in the voting instructions. Article 126-bis (Integration of the agenda of the shareholders' meeting and presentation of new proposed resolutions) Shareholders, who individually or jointly account for one fortieth of the share capital may ask, within ten days of publication of the notice calling the shareholders' meeting, or within five days in the event of calling the meeting in accordance with article 125-bis, subsection 3 or article 104, subsection 2, for the integration of the list of items on the agenda, specifying in the request, the additional items they propose or presenting proposed resolution on items already on the agenda. The requests, together with the certificate attesting ownership of the share, are presented in writing, by correspondence or electronically, in compliance with any requirements strictly necessary for the identification of the applicants indicated by the company. Those with voting rights may individually present proposed resolutions in the shareholders' meeting. For cooperative companies the amount of the capital is determined by the statutes also in derogation of article 135-bis. 2. Integrations to the agenda or the presentation of further proposed resolutions on items already on the agenda, in accordance with subsection 1, are disclosed in the same ways as prescribed for the publication of the notice calling the meeting, at least fifteen days prior to the date scheduled for the shareholders' meeting. Additional proposed resolutions on items already on the agenda are made available to the public in the ways pursuant to article 125-ter, subsection 1, at the same time as publishing news of the presentation. Terms are reduced to seven days in the case of shareholders' meetings called in accordance with article 104, subsection 2 or in the case of a shareholders' meeting convened in accordance with article 125-bis, subsection 3. 3. The agenda cannot be supplemented with items on which, in accordance with the law, the shareholders ' meeting resolved on proposal of the administrative body or on the basis of a project or report prepared by it, other than those specified under article 125-ter, subsection 1. 4. Shareholders requesting integration in accordance with subsection 1 shall prepare a report giving the reason for the proposed resolutions on the new items for which it proposes discussion or the reason relating to additional proposed resolutions presented on items already on the agenda. The report is sent to the administrative body within the final terms for presentation of the request for integration. The administrative body makes the report available to the public, accompanied by any assessments, at the same time as publishing news of the integration or presentation, in the ways pursuant to article 125-ter, subsection 1. 5. If the administrative body, or should it fail to take action, the board of auditors or supervisory board or management control committee fail to supplement the agenda with the new items or proposals presented in accordance with subsection 1, the court, having heard the members of the board of directors and internal control bodies, where their refusal to do so should prove to be unjustified, orders the integration by decree. The decree is published in the ways set out by article 125-ter, subsection 1 4

Mediaset S.p.A. – Extraordinary Shareholders’ Meeting September 4th, 2019 in single call Proxy form and Voting instructions to Computershare S.p.A. Italian Civil Code Art. 2393 (Derivative action) 1. A derivative action may be brought against directors pursuant to a resolution approved by shareholders, even if the company is in liquidation. 2. A resolution relating to the responsibility of directors may be put to the vote at a general meeting called for approval of the annual financial statements, even if such resolution is not on the meeting agenda, provided that it relates to matters occurring within the period to which the financial statements relate. 3. A derivative action may also be brought by a resolution of the board of statutory auditors passed by a two-thirds majority of its members. 4. Such action may be brought within five years of the expiry of the director’s term of office. 5. The approval of a resolution to bring derivative action shall result in the removal of the director against whom such action is brought provided that votes representing at least one fifth of share capital are in favor. In such an event, shareholders shall provide for the replacement of that director. 6. The company may waive its right to bring derivative action and accept a settlement, subject to the waiver and settlement having been approved by shareholders, and provided that such motion is not opposed by minority shareholders representing at least one fifth of share capital, or, for listed companies, at least one-twentieth of share capital, or such percentage as may be established in the company's by-laws in relation to derivative actions brought by the company pursuant to Article 2393-bis. INFORMATION ON PERSONAL DATA PROCESSING Pursuant to the Regulation(EU) 2016/679 (the “Regulation”) Personal Data Controller Computershare S.p.A., with registered office in Milan, Via Lorenzo Mascheroni, 19 (hereinafter, "Computershare" or the " Controller"), Appointed Representative of the company pursuant to article 135-undecies of Italian Legislative Decree no. 58/98 (TUF), as controller of “Processing” (as defined in article 4 of the Regulation) of Personal Data (as defined below) provides the present “Information on Personal Data Processing”, in compliance with the provisions of the applicable law (article 13 of Regulation and subsequent national legislation) Object and methods of processing The personal data of the shareholder and of his possible representative (hereinafter, the “Delegating party”), as well as the residence, the tax code, the details of the identification document, the email address, the telephone number and the shareholding (hereinafter "Personal Data") are communicated by the Delegating party, even by electronic means, to Computershare through this form, in order to grant the proxy to attend and to vote at the shareholders’ meeting on behalf of the Delegating party according his voting instructions The Controller process the Personal Data of the Delegating party reported in this form, lawfully, fairly and limited to what is necessary in relation to the purposes for which they are processed. The processing - as collection or any other operation as set forth in the definition of “processing” pursuant article 4 of the Regulation – shall be performed by papery or automated means, implementing the appropriate organizational and logical measures required by the purposes here above mentioned. Purpose and legal basis of the Processing The purpose of the Processing by the Controller is to allow the correct expression of voting instruction by the Appointed Representative in the shareholders’ meeting on behalf of the Delegating Party, in compliance with the provisions of the aforementioned art. 135-undecies of TUF. The legal basis of the Processing is represented by: - contractual obligations: to comply with the obligations arising from the agreement between the Delegating Party and the Appointed Representative; - legal obligations: to comply with the legal obligations the Appointed Representative shall fulfil towards the company and the Authorities. The collection and the Processing of Personal Data is necessary for the purposes indicated above. Failure to provide the aforementioned Personal Data implies, therefore, the impossibility to establish and manage the above agreement. Recipients, storage and transfer of Personal Data The Personal Data will be made accessible, for the purposes mentioned above - before, during and after the shareholders' meeting - to the employees and collaborators of the Controller who are in charge of Processing. The Personal Data provided will be kept for a period of at least 1 year, in accordance with current legislation and will be d isclosed to third parties only in compliance with legal obligations or regulations or at the request of the Authorities. This period is consistent with the provisions of current legislation. Personal Data will be processed within the European Union and stored on servers located within the European Union. The Personal Data will be communicated to the Company to comply with the obligation under the law regarding the shareholders meeting’s minutes, updating of shareholders’ register and to third parties only if required by the Authorities. Rights of the Delegating party The Delegating Party has the right to ask, in every moment, which Personal Data and how they are processed . The Delegating party may ask to update, complete, correct or even erase the Personal Data. The Delegating party can also ask to restrict the use of his Personal Data or withdraw the consent to use them, but in such case it will be impossible to attend and vote at the shareholders’ meeting. The Personal Data and the voting instructions will be kept for 1 year at disposal of the Authorities. For the exercise of the aforementioned rights, the Delegating party can write to Computershare to the address reported in the form or to the following email address dataprotection@computershare.it. For the Privacy Policy and all Computershare activities, please visit our website https://www.computershare.com/it/Pages/Privacy.aspx. Computershare S.p.A. 5